Acknowledgment Letter
Consulting Group Capital Markets Funds– Investment Advisory Agreement
Page

CONSULTING GROUP CAPITAL MARKETS FUNDS

SUPPLEMENT TO THE INVESTMENT ADVISORY AGREEMENT

January 20, 2016

Kwame Anochie, Executive Vice President
Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, CA 92660

Subject:	Consulting Group Capital Markets Funds (the “Trust”)
Supplement to Investment Advisory Agreement for the addition of the Inflation-Linked Fixed Income Fund and the Ultra-Short Term Fixed Income Fund

Dear Kwame:

As provided in the Investment Advisory Agreement (the “Agreement”) dated October 28, 2009, and as amended from time to time, between Consulting Group Advisory Services LLC (the “Manager”) on behalf of the Consulting Group Capital Markets Funds (the “Trust”) and Pacific Investment Management Company LLC (the “Adviser” or “PIMCO”) (collectively, the “Parties”), the Parties may amend the Agreement to add new portfolios.

Effective January 20, 2016, the Parties wish to amend the Agreement to add the Inflation-Linked Fixed Income Fund (Adviser Account Number 6985) and Ultra-Short Short Term Fixed Income Fund (Adviser Account Number 6986) (each a “Portfolio” and collectively with the existing portfolios under the Agreement, the “Portfolios”) under the Agreement and to amend the Agreement as follows:

1.	Appendix A, Fee Schedule, is hereby deleted in its entirety and replaced with the attached Appendix A.

2.	Delete and replace the existing third sentence in Section 2(e) of the Agreement with the following:
Where market quotations are not readily available and upon the specific request of the Manager, the Adviser shall provide to the Manager the Adviser’s opinion as to the value of a security included in the Allocated Assets in order to assist the Manager, or the Trust’s Board of Trustees, as the case may be, in determining the value of such security.

3.	Add the following as Section 2(j) of the Agreement:
The Manager hereby affirms that the Adviser will not file class action claim forms or otherwise exercise any rights the Manager or the Trust may have with respect to participating in, commencing or defending suits or legal proceedings involving securities or issuers of securities held in, or formerly held in, the Portfolios, unless the Adviser, the Manager and the Trust mutually agree in writing that the Adviser takes any such actions.

4.	Add the following as Section 2(k) of the Agreement:
The investment authority granted to the Adviser under the Agreement shall include the power to exercise rights, options, warrants, conversion privileges, and redemption privileges, and to tender securities pursuant to a tender offer with respect to the Portfolios.

5.	Add the following as Section 4(f) of the Agreement:
The Trust is a “qualified eligible person” (“QEP”) as defined in Commodity Futures Trading Commission Rule 4.7 (“CFTC Rule 4.7”), and the Manager will promptly notify the Adviser if the Trust ceases to be a QEP, and hereby consents to the Portfolios being treated as an “exempt account” under CFTC Rule 4.7.

6.	Add the following as Section 4(g) of the Agreement:
To the Manager’s reasonable knowledge, the Portfolios do not include direct separate accounts where a “government entity” is the beneficial owner of such assets within the meaning of Rule 206(4)-5 under the Advisers Act.  Upon the Adviser’s quarterly request, the Manager shall promptly verify its records and provide the Adviser with a list of (i) each “government entity” (as defined in Rule 206(4)-5 under the Advisers Act), invested in the Portfolios where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Portfolios or its transfer agent; and (ii) each government entity that sponsors or establishes a 529 Plan and has selected the Portfolios as an option to be offered by such 529 Plan.

7.	Add the following as Section 4(h) of the Agreement:
Each Portfolio is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Manager will promptly notify the Adviser if any of the Portfolios cease to be a QIB.

8.	Add the following as Section 4(j) of the Agreement:
It is understood that the name “Pacific Investment Management Company LLC” or “PIMCO” or any derivative thereof and certain trade names, trademarks, service marks and/or logos associated with such names (“PIMCO Marks”) are the valuable property of PIMCO and its affiliates.  The Manager and/or Trust (“Account Representatives”) may use the PIMCO Marks in the offering materials of the Portfolios with the prior written approval of PIMCO, which approval shall not be unreasonably withheld or delayed for so long as PIMCO is the Adviser to the Portfolios.  The permission to use the PIMCO Marks is non-exclusive, non-transferable and non-assignable.   In obtaining permission to use the PIMCO Marks for this purpose, the Account Representatives will acquire no right, title, or interest whatsoever to any of the PIMCO Marks.  The Account Representatives, or anyone acting on their behalf, shall not edit, excerpt or modify the PIMCO Marks in any way. Upon termination of this Agreement, between the Manager and the Adviser, the Account Representatives shall immediately cease to use such name (or derivative or logo), except as may be required by applicable law or regulation.

9.	Add the following to the end of existing Section 10(d) of the Agreement:
In connection with aggregation of trades, the Adviser is authorized to elect, where appropriate, any beneficial regulatory treatment, including real time reporting delays.

10.	Section 16, Notices of the Agreement, is hereby deleted and replaced with the following:

“Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid, first class mail, recognized air courier, facsimile or electronic mail.

If to the Manager:	The Consulting Group c/o Consulting Group Advisory Services LLC 485 Lexington Avenue New York, NY 10017 Attention: General Counsel E-mail: eric.metallo@morganstanley.com
If to the Adviser:
Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, CA 92660
Fax:  949-720-1376
Attention:  General Counsel
E-mail:  IMAnotices@pimco.com
cc:  Kwame Anochie, Account Manager
E-mail: kwame.anochie@pimco.com

The Manager acknowledges that it has received a copy of Part 2 of the Adviser’s Form ADV, as amended, either prior to or at the time of execution of this Supplement to the Agreement.

Capitalized terms not defined in this Supplement to the Agreement have the same meanings as defined in the Agreement.  Commencing as of the effective date of this Supplement to the Agreement, all references to the term “Agreement” shall mean the Agreement as supplemented hereby.  Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

Acknowledgment Letter
Consulting Group Capital Markets Funds– Investment Advisory Agreement
Page

Sincerely,
Consulting Group Advisory Services LLC, Manager

By:           /s/ Robert Garcia
Name:      Robert Garcia
Title:        co-Chief Operating Officer

The foregoing Supplement to the Agreement is hereby accepted as of the date thereof:
Pacific Investment Management Company LLC, Adviser
By:           /s/ Brent L. Holden
Name:      Brent L. Holden
Title:        Managing Director